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                                                FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 4                 REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                       (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK



        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:


                               PRINCIPAL AMOUNT     NUMBER OF    PRINCIPAL AMOUNT   NUMBER OF
                                   OF NOTES          SHARES          OF NOTES         SHARES
           NAME OF               BENEFICIALLY     BENEFICIALLY        TO BE           TO BE
     SELLING STOCKHOLDER             OWNED          OWNED(1)         SOLD(2)         SOLD(2)
     -------------------       ----------------   ------------   ----------------   ---------
Argent Offshore Fund L.P.         $5,000,000         103,725        $5,000,000          --

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        The lines "Argent Convertible Arbitrage Fund, Ltd.... $250,000, 5,186,
$250,000, --", "AAM/Zazove International Income Fund, L.P.... $3,000,000,
62,235, $3,000,000, --", "AAM/Zazove International Income Fund, L.P....
$900,000, 18,670, $900,000, --", "BancAmerica Robertson Stephens... $2,000,000,
41,490, $2,000,000, --", "McMahan Securities Company, L.P.... $730,000, 15,143,
$730,000, --", "McMahan Securities Company, L.P.... $1,600,000, 33,192,
$1,600,000, --" [(other than the footnotes thereto which remain unchanged)] contained in the table set forth in the Prospectus as supplemented to date under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:


                                           PRINCIPAL AMOUNT     NUMBER OF    PRINCIPAL AMOUNT   NUMBER OF
                                               OF NOTES          SHARES          OF NOTES         SHARES
           NAME OF                           BENEFICIALLY     BENEFICIALLY        TO BE           TO BE
     SELLING STOCKHOLDER                         OWNED          OWNED(1)         SOLD(2)         SOLD(2)
     -------------------                   ----------------   ------------   ----------------   ---------
Argent Convertible Arbitrage Fund Ltd.         $2,000,000         41,490         $2,000,000          --
AAM/Zazove International Income Fund, L.P.     $3,900,000         80,906         $3,900,000          --
BancAmerica Robertson Stephens                 $5,000,000         103,725        $5,000,000          --
McMahan Securities Company, L.P.               $1,130,000         23,442         $1,130,000          --


        All information in this Prospectus Supplement is as of July 8, 1998.

        The date of this Prospectus Supplement is July 13, 1998.


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